Exhibit 6.11

Reference is made to that certain Forbearance Agreement, dated October 31, 2016, by and among MG Partners II Ltd (“MGP II”), Digital Social Retail, Inc. (“DSR”) and Holosfind S.A. (the “Company”), as amended by Amendments Nos. 1, 2, 3, 4 and 5 thereto (the original agreement, as so amended, the “Forbearance Agreement”).

Pursuant to the terms of the Forbearance Agreement, MGP II agreed to temporarily forbear from exercising the rights it is entitled to exercise under the Transaction Documents (as defined therein), due to such defaults described in the Forbearance Agreement, until September 15, 2017, in consideration, among other things, for (i) the payment upon the first closing of the Regulation A+ offering, listing or quotation of the shares of common stock, par value $0.001 per share, of DSR (the “Common Stock”) on an Eligible Market (as defined in the Forbearance Agreement) (such event, the “Trigger Event”) of One Million Three Hundred Thousand Dollars ($1,300,000) from the Company and/or DSR, in U.S. Dollars (the “Cash Payment”), and (ii) the issuance of shares of Common Stock of DSR in an amount equal to 9.99% of the issued and outstanding shares of Common Stock, on a fully diluted basis (the “Stock Payment”).

For $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees that the Company will be solely responsible for (i) providing the Cash Payment to MGP II, (ii) transferring to MGP II the Stock Payment and (iii) fulfilling all other obligations as may arise under the Forbearance Agreement or the other Transaction Documents (the “Asssumed Obligations”). The Company hereby agrees that, by reason of such agreement by the Company, DSR shall not have any liability or other obligation to MGP II or to the Company pursuant to the Forbearance Agreement or the other Transaction Documents.

This agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

In witness whereof, the undersigned have executed this agreement this 23rd day of June, 2017.

Holosfind, S.A.

/s/ Sylvain Bellaïche

By: Sylvain Bellaïche

Title: President

Digital Social Retail, Inc.

/s/ Pierre Martin

By: Pierre Martin

Title: Chief Financial Officer